Exhibit 10.1

Sarepta Therapeutics, Inc.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of September 20, 2016, between Sarepta Therapeutics, Inc., a Delaware corporation (the “Company”), and Edward M. Kaye, M.D. (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive as the President and Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.POSITION AND DUTIES.

(a)During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as the President and Chief Executive Officer of the Company.  In this capacity, the Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Board of Directors of the Company (the “Board”) shall designate from time to time that are not inconsistent with the Executive’s position as the President and Chief Executive Officer of the Company.  The Executive shall report to the Board.

(b)During the Employment Term, the Executive shall devote all of the Executive’s business time, energy and skill and the Executive’s efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) serving on up to one board of directors of a non-profit organization and/or, with the prior written approval of the Board, one for-profit company board of directors, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s passive personal investments so long as such activities, individually or in the aggregate, do not materially interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict.

(c)The Executive shall become a member of the Board as of the Effective Date (as defined in Section 2 hereof).  Subject to Section 8(e), during the Employment Term the Board shall nominate the Executive for re-election as a member of the Board at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements.

2.EMPLOYMENT TERM.  The Company agrees to employ the Executive under and pursuant to the terms of this Agreement, and the Executive agrees to be so employed as President and Chief Executive Officer, for an initial term of one year (the “Initial Term”) commencing as of the date hereof (the “Effective Date”).  At the conclusion of the Initial Term, and on each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend the term of this Agreement by giving written notice to the other party at least 60 days prior to any such date.  Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated prior to the end of the then current Employment Term (as defined below) in accordance with Section 7  hereof, subject to Section 8 hereof.  The period of time between the Effective Date and the termination or expiration of the term of this Agreement shall be referred to herein as the “Employment Term.” Except as otherwise agreed in writing by the Company and the Executive, this Agreement shall terminate (without renewal or extension) upon the expiration of the Employment Term. Employment thereafter, if any, shall be on an on an at-will basis.  For the avoidance of doubt, a non-renewal of the Agreement by the Company shall not constitute a termination of the executive’s employment by the Company without Cause and a non-renewal of the Agreement by the Executive shall not constitute a termination of the Executive’s employment by Executive for Good Reason, and if Executive’s employment with the Company terminates at such time of non-renewal (other than for Cause), the Executive shall be entitled to receive the Accrued Benefits (as defined in Section 8(a)), and such Accrued Benefits shall be the only amount that Executive is entitled to receive pursuant to this Agreement.  For the avoidance of doubt, the termination or expiration of this Agreement shall not operate to terminate that certain Change in Control Agreement entered into between Executive and the Company as of November 7, 2013 (the “Severance Agreement”).

3.BASE SALARY.  The Company agrees to pay the Executive a base salary at an annual rate of not less than $550,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.  The Executive’s Base Salary shall be subject to annual review by the Board (or a committee thereof), and may be increased, but not decreased below its then current level, from time to time by the Board.  The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.ANNUAL BONUS.  During the Employment Term, the Executive shall be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan as in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity of at least 65% of the Executive’s Base Salary (the “Target Bonus”), upon the attainment of one or more pre-established performance goals established by the Board or the Company’s Compensation Committee (the “Committee”) following good-faith consultation with the Executive.  To the extent determined by the Committee, all or any portion of Executive’s Annual Bonus may be paid in the form of equity compensation awards under the Company’s Amended and Restated 2011 Equity Incentive Plan, as amended and/or restated from time to time, or any successor shareholder-approved Company equity compensation plan.  Any portion of the Annual Bonus payable in cash shall be deemed “earned” if the Executive is employed on the last day of the applicable year, and the Annual Bonus, whether paid in cash or equity, shall be paid or delivered no later than March 15th of the calendar year immediately following the applicable year to which the Annual Bonus relates.

5.EQUITY AWARDS.  Beginning in 2016 and in each calendar year during the Employment Term thereafter, the Executive shall be eligible to receive a long-term incentive award commensurate with the Executive’s position as the President Chief Executive Officer of the Company, in such amount and form, and subject to such terms and conditions, as may be determined by the Board or the Committee.

6.EMPLOYEE BENEFITS.

(a)BENEFIT PLANS.  The Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, on the same basis as those benefits are generally made available to other executives of the Company, subject to satisfying the applicable eligibility requirements.

(b)VACATIONS.  The Executive shall be entitled to paid vacation in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

(c)BUSINESS AND TRAVEL EXPENSES.  Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable business expenses incurred in connection with the performance of the Executive’s duties hereunder and the Company’s policies with regard thereto.

7.TERMINATION.  The Executive’s employment and the Employment Term hereunder shall terminate on the first of the following to occur:

(a)DISABILITY.  Upon thirty (30) days’ prior written notice by the Company to the Executive of termination due to Disability.  For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period.  Notwithstanding the foregoing, in the event that as a result of earlier absence because of mental or physical incapacity Executive incurs a “separation from service” within the meaning of such term under “Code Section 409A” (as defined in Section 25(a) hereof), Executive shall on such date automatically be terminated from employment as a Disability termination.

(b)DEATH.  Automatically on the date of death of the Executive.

(c)CAUSE.  Subject to this Section 7(c), immediately upon written notice by the Company to the Executive of a termination for Cause.  “Cause” shall mean:

(i)The Executive’s substantial and repeated failure to attempt in good faith to perform the Executive’s duties or follow the reasonable and legal written direction of the Board;

(ii)The Executive’s willful material misconduct with respect to any material aspect of the business of the Company;

(iii)The indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(iv)The Executive’s performance of any material act of theft, fraud or malfeasance in connection with the performance of the Executive’s duties to the Company; or

(v)A material breach of this Agreement or a material violation of the Company’s code of conduct or other written material policy.

(d)WITHOUT CAUSE.  Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).

(e)GOOD REASON.  Upon thirty (30) days’ prior written notice by the Executive to the Company of a termination for Good Reason.  “Good Reason” shall mean the occurrence of any of the following events:

(i)Material diminution in the Executive’s Base Salary or Target Bonus;

(ii)Material diminution in the Executive’s title or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law);

(iii)Relocation of the Executive’s primary work location by more than 50 miles from its then current location; or

(iv)A material breach by the Company of this Agreement or any equity award agreement, including, without limitation, the removal of the Executive from the Board by the Company (other than for Cause) or the failure to nominate the Executive for re-election to serve on the Board

The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and the Company shall have thirty (30) days following receipt of such notice to cure such circumstances in all material respects, provided, that, no termination for Good Reason shall occur after the 180th day following the first occurrence of any Good Reason event.

(f)WITHOUT GOOD REASON.  Upon thirty (30) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

8.CONSEQUENCES OF TERMINATION.

(a)DEATH OR DISABILITY.  In the event that the Executive’s employment is terminated due to the Executive’s death or Disability, the Executive or the Executive’s legal representative or estate, as the case may be, shall be entitled to the following:

(i)The “Accrued Benefits,” which shall mean: (A) any earned but unpaid Base Salary through the date of termination, payable in accordance with the regular payroll practices of the Company, but no later than thirty (30) days following the date of termination; (B) any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination, payable at the time such bonuses would have been paid if the Executive was still employed with the Company; (C) reimbursement for any unreimbursed business expenses incurred through the date of termination within thirty (30) days following the date of termination; (D) any accrued but unused vacation time in accordance with Company policy; and (E) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement; and

(ii)Any additional vesting of any equity awards pursuant to and in accordance with the terms of the 2011 Sarepta Therapeutics Equity Incentive Plan (“Plan”), as amended, and equity award agreements (“Equity Agreements”) executed in connection with each equity grant by the Company to Executive.

Notwithstanding anything to the contrary in this Section 8(a), in the event of a termination for disability, Executive shall be paid any earned but unpaid Base Salary and accrued but unused vacation time on the date of termination.

(b)TERMINATION FOR CAUSE.  If the Executive’s employment is terminated by the Company for Cause, the Company shall pay to the Executive the Accrued Benefits (other than the benefit described in Section 8(a)(i)(B) hereof). Notwithstanding anything to the contrary in Section 8(a), in the event of a termination for cause, Executive shall be paid any earned but unpaid Base Salary and accrued but unused vacation time on the date of termination.

(c)TERMINATION WITHOUT GOOD REASON OR AS A RESULT OF NON-EXTENSION OF THIS EMPLOYMENT TERM.  If the Executive’s employment is terminated by (x) the Executive without Good Reason or (y) as a result of non-extension of the Employment Term as provided in Section 2 hereof, the Company shall pay to the Executive the Accrued Benefits.

(d)TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OUTSIDE OF CHANGE IN CONTROL PERIOD.  If during the Employment Term and outside of a Change in Control Period (as defined in the Severance Agreement), the Executive’s employment by the Company is terminated (x) by the Company without Cause, or (y) by the Executive for Good Reason, the Company shall pay or provide the Executive with the following, subject to the provisions of Section 22 hereof:

(i)The Accrued Benefits;

(ii)The Pro-Rata Bonus;

(iii)An aggregate amount equal to the sum of (1) 18 months of the Executive’s then current Base Salary and (2) the Executive’s Target Bonus, payable in substantially equal instalments in accordance with the regular payroll policies of the Company, over a period of 18 months following the date of termination of employment, except that the first installment shall be paid on the sixtieth (60th) day following the date of termination and shall include any prior installment that would have been payable if the Release requirement set forth in Section 9 were satisfied on the date of termination;

(iv)A monthly amount equal to the monthly amount of the COBRA continuation coverage premium under the Company’s group medical plans as in effect from time to time less the amount of the Executive’s portion of the premium as if Executive was an active employee for a period of 18 months, except that the first installment shall be paid on the sixtieth (60th) day following the date of termination and shall include any prior installment that would have been payable if the Release requirement set forth in Section 9 were satisfied on the date of termination;

(v)Each outstanding unvested equity award issued to Executive as of the date of termination and scheduled to vest over the 12 months following the date of termination, (excluding, for this purpose, any performance-based grants (“Performance Awards”) which are addressed below) shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereto shall immediately lapse. For Performance Awards, each outstanding unvested Performance Award eligible for vesting as a result of having achieved performance milestones prior to the date of termination and scheduled to vest over the 12 months following the date of termination shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereto shall immediately lapse.  For the sake of clarity, to the extent a performance milestone under a Performance Award is not met as of the termination date, no award grants or vesting contingent on the achievement of such milestone or milestones shall be eligible for accelerated vesting even if met at a later date. Notwithstanding the foregoing, the Compensation Committee may at its sole discretion authorize the accelerated vesting of a portion of or all unvested Performance Awards to the extent permitted under the plan, but shall be under no obligation to do so.  Any remaining unvested equity awards as of the termination date shall be immediately forfeited and of no further force or effect.

(vi)Outplacement services at a level commensurate with the Executive’s position in accordance with the Company’s practices as in effect from time to time provided that the cost of such outplacement shall not exceed $20,000; and provided, further, that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the date of termination.

(e)OTHER OBLIGATIONS.  Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from the Board and any other position as an officer, director or fiduciary of any Company-related entity. To the extent Executive remains an employee of the Company but, is no longer serving in the capacity of the Chief Executive Officer, Executive shall promptly resign from the Board upon such change in responsibilities.

(f)EXERCISE PERIOD. In the event of a termination without Cause by the Company or termination for Good Reason by Executive, Executive shall have no less than 12 months from the date of termination (but in no event beyond the remaining term of such equity awards) to exercise any equity awards (a) already vested as of the date of termination or (b) vested in accordance with Section 8(d)(v).  In the event of termination for any reason other than without cause or Good Reason, the time period to exercise any equity awards already vested as of the date of termination shall be as set forth in the Plan or Equity Agreements.

(g)TERMINATION DURING A CHANGE IN CONTROL PERIOD. In the event of a termination of the Executive’s employment with the Company during the Change in Control Period that is coincident with the Employment Term, then Executive shall be entitled to severance benefits under Severance Agreement in accordance with its terms and conditions.

9.RELEASE; NO MITIGATION.  Any and all amounts payable and benefits or additional rights provided pursuant to Section 8(d) hereof beyond the Accrued Benefits shall only be payable only if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company substantially in the same form as attached hereto as Exhibit A (the “Release”).  Such Release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of termination; provided that the Company delivers to Executive such Release within seven (7) days after the date of termination.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer, except as provided in Section 8(d)(iv) hereof.

10.RESTRICTIVE COVENANTS.

(a)CONFIDENTIALITY.  The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company (or any predecessor).  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).  In addition, nothing in this Agreement shall be construed to prohibit the Executive from reporting possible violations of federal or state law or regulations to any governmental agency or self-regulatory organization with oversight responsibility for the Company, or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations.  Prior authorization of the Company is not required to make any such reports or disclosures, and the Executive is not required to notify the Company that he has made such reports or disclosures.

(b)NONCOMPETITION.  The Executive acknowledges that the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company.  Accordingly, during the Executive’s employment hereunder and for a period of one (1) year thereafter, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in the research, development or sale of Duchenne Muscular Dystrophy treatments, oligonucleotide based therapies, or chemistry platforms that compete with Company or any of its subsidiaries or affiliates or in any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business.  Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as the Executive has no active participation in the business of such corporation.  In addition, the provisions of this Section 10(b) shall not be violated by the Executive commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its subsidiaries or affiliates so long as the Executive and such subsidiary, division or unit does not engage in a business in competition with the Company or any of its subsidiaries or affiliates.

(c)NONSOLICITATION; NONINTERFERENCE; NONDISPARAGEMENT.  (i)  During the Executive’s employment with the Company and for a period of one (1) year thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(ii)During the Executive’s employment with the Company and for a period of one (1) year thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors.  An employee, representative or agent shall be deemed covered by this Section 10(c)(ii) while so employed or retained and for a period of six (6) months thereafter, or (C) either publicly or privately, disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, individuals or the Company’s, products, services, technology or business.

(iii)Notwithstanding the foregoing, the provisions of this Section 10(c) shall not be violated by (A) general advertising or solicitation not specifically targeted at Company-related persons or entities, (B) the Executive serving as a reference, upon request, for any employee of the Company or any of its subsidiaries or affiliates, or (C) actions taken by any person or entity with which the Executive is associated if the Executive is not personally involved in any manner in the matter and has not identified such Company-related person or entity for soliciting or hiring.

(d)RETURN OF COMPANY PROPERTY.  On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).  The Executive may retain the Executive’s rolodex and similar address books provided that such items only include contact information.  To the extent that the Executive is provided with a cell phone number by the Company during employment, the Company shall cooperate with the Executive in transferring such cell phone number to the Executive’s individual name following the date of termination.

(e)REFORMATION.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(f)TOLLING.  In the event of any violation of the provisions of this Section 10, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 10 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(g)SURVIVAL OF PROVISIONS.  The obligations contained in Sections 10 and 11 hereof as well as those set forth in the Confidential Proprietary Rights and Non-Disclosure Agreement attached as Exhibit B (the “Confidentiality Agreement”) shall survive the termination or expiration of the Employment Term and any termination of the Executive’s employment with the Company and shall be fully enforceable thereafter.

11.COOPERATION.  Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company.  The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates.  The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required.  Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 11 and, in the event Executive is no longer receiving any compensation or benefits under this Agreement or as a Company employee, shall pay Executive a reasonable hourly rate for any work performed at Company’s request.

12.EQUITABLE RELIEF AND OTHER REMEDIES.  The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.  In the event that a court of competent jurisdiction or an arbitrator determines that Executive has violated Section 10 or Section 11 hereof, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Executive (other than $1,000) shall be immediately repaid by the Executive to the Company.

13.NO ASSIGNMENTS.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 13 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

14.NOTICE.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown
on the records of the Company

If to the Company:

Sarepta Therapeutics, Inc.

215 First St.

Cambridge, MA 02142

Attention: Ty Howton, General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15.SECTION HEADINGS; INCONSISTENCY.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control except in the case of any such form, award, plan or policy approved by the shareholders of the Company in which case the terms such form, award, plan or policy shall prevail.

16.SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17.COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.ARBITRATION.  Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company, other than injunctive relief under Section 12 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in Boston, Massachusetts (applying Massachusetts law) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  The decision of the arbitrator will be final and binding upon the parties hereto.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne entirely by the Company.

19.INDEMNIFICATION.  The Company hereby agrees to indemnify Executive and hold Executive harmless to the fullest extent permitted by law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company and the Company’s affiliates.  These obligations shall survive the expiration of the Employment Term and the termination of Executive’s employment with the Company.

20.LIABILITY INSURANCE.  The Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.  These obligations shall survive the expiration of the Employment Term and the termination of Executive’s employment with the Company.

21.MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement, together with all exhibits hereto, the Confidentiality  Agreement and the Severance Agreement, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to the choice of law principles thereof.

22.REPRESENTATIONS.  The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder.  In addition, the Executive acknowledges that the Executive is aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company to be reimbursed for certain payments to the Executive in compliance with any policy Company may adopt in connection therewith.

23.LEGAL FEES.  Within thirty (30) days upon presentation of appropriate documentation, the Company shall pay all reasonable and documented legal fees and related expenses incurred in connection with the drafting, negotiation and execution of this Agreement and other documents relating to equity arrangements, up to a maximum of $5,000.

24.TAX WITHHOLDING.  The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

25.CODE SECTION 409A COMPLIANCE.

(a)The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 25 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d)For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.  In no event shall the timing of Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY By:/s/ M. Kathleen Behrens Name:M. Kathleen Behrens Title:Chairwoman of the Board of Directors
EXECUTIVE By:/s/ Edward M. Kaye, M.D. Name: Edward M. Kaye, M.D.

EXHIBIT A

[RELEASE OF CLAIMS]

EXHIBIT B

[CONFIDENTIAL PROPRIETARY RIGHTS AND NON-DISCLOSURE AGREEMENT]